UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 5, 2018 (October 4, 2018)

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 5, 2018, Histogenics Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC, as representative (“Representative”) of the several underwriters (collectively, the “Underwriters”), related to the public offering (the “Offering”) of 26,155,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and warrants to purchase up to 19,616,250 shares of Common Stock (the “Warrants” and, together with the Shares, the “Securities”) with an exercise price of $0.70 per share at a combined purchase price of $0.65 per share of Common Stock and accompanying Warrant to purchase 0.75 shares of Common Stock. The net proceeds to the Company from the sale of the Securities are expected to be approximately $15.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. This amount does not include the proceeds that the Company may receive in connection with any exercise of the Warrants.

The offering is expected to close on or about October 10, 2018, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering to complete the biologics license application submission relating to NeoCart, prepare for commercialization of NeoCart following approval by the U.S. Food and Drug Administration, if at all, and for general corporate purposes.

The Securities are being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-216741) filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2017 and declared effective by the SEC on March 30, 2017 and a preliminary and final prospectus supplement filed with the SEC in connection with the Company’s takedown relating to the offering.

The Warrants will be exercisable immediately upon issuance and from time to time thereafter through and including the five-year anniversary of the issuance date. The Company does not plan to apply to list the Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. The exercise price of the Warrants is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the Company’s Common Stock. In the event of certain Fundamental Transactions (as defined in the Warrant) of the Company, a Warrant holder may demand redemption of its Warrant for cash in accordance with a Black-Scholes option pricing model.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Pursuant to the Underwriting Agreement, (i) the Company’s directors and executive officers agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days following the date of the Underwriting Agreement and (ii) the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days following the date of the Underwriting Agreement, in each case without the prior written consent of the Representative.

A copy of the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP relating to the legality of the issuance and sale of the Securities in the Offering is attached as Exhibit 5.1 hereto. Copies of the Underwriting Agreement and the form of Warrant are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

ITEM 8.01.	OTHER EVENTS.

On October 4, 2018, Histogenics Corporation issued a press release announcing the proposed Offering. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 5, 2018, the Company issued a press release announcing that it had priced the Offering. A copy of the press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 5, 2018, by and between the Company and Canaccord Genuity LLC

4.1	Form of Warrant

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

99.1	Press Release of Histogenics Corporation dated October 4, 2018.

99.2	Press Release of Histogenics Corporation dated October 5, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2018	HISTOGENICS CORPORATION

	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer